UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

FORMFACTOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To All FormFactor Employees,

As you know, FormFactor's Board of Directors approved holding a special meeting of stockholders to vote on a proposed stock option exchange program.  The option exchange program will, if approved, allow employees to exchange on a value-for-value basis certain out-of-the-money (or “underwater”) stock options for a prescribed number of either new stock options priced at the fair market value on the date of the exchange or restricted stock units (“RSUs”).  The date of the special meeting is next Wednesday, October 8, 2008.   Stockholder votes must be submitted and received by no later than Tuesday, October 7, or voted in-person at the meeting.  As many of you are stockholders, this email is a reminder to submit your vote if you have not already done so.  In view of the fast-approaching voting deadline and meeting date, you may prefer to vote electronically. The Proxy materials you received as a stockholder in the mail or electronically explain the various voting alternatives and the steps to vote electronically.  If you have any questions, please feel free to contact Hank Feir or Katie Scott in HR.

Thank you.